Exhibit 99.1

NEWS RELEASE

Communications Department
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
Media contact: Michael Moser (Office) (Home)	(208) 384-6016 (208) 853-9259
Investor contact: Vincent Hannity (Office) (Home)	(208) 384-6390 (208) 345-8141

FOR IMMEDIATE RELEASE:  September 15, 2000

BOISE CASCADE OFFICE PRODUCTS TO ACQUIRE BUSINESS SUPPLIES
GROUP OF US OFFICE PRODUCTS IN AUSTRALIA AND NEW ZEALAND

BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that Boise Cascade Office Products (BCOP), its wholly owned subsidiary, has reached an agreement in principle to acquire the Blue Star Business Supplies Group of US Office Products (OTC Bulletin: OFISC) in Australia and New Zealand for approximately US$115 million (AUST$213 million). The agreement with the Blue Star subsidiary of USOP includes Blue Star's office products distribution and educational supplies businesses in Australia and New Zealand. Revenues from these operations were approximately US$300 million in fiscal year 2000, which ended April 29, 2000. The acquisition is targeted to close early in the fourth quarter, subject to regulatory approval.

"This major acquisition will fold nicely into our existing operations and significantly expand our Australian presence," said Chris Milliken, BCOP's president and chief executive officer. "We're also extremely pleased to acquire the number-one office supplies distributor in New Zealand. In addition to a solid stand-alone business, we are also establishing a capability in New Zealand to service our Australian and North American customers who value global service agreements. By combining these two large and successful companies into one Trans-Tasman business with a substantial capital commitment, we are ideally positioned to meet the growing needs of our customers. Enhanced, consistent service, a state-of-the-art E-commerce offering (OrderPoint), and a single contact for both multisite and Trans-Tasman relationships will provide a powerful office supply solution for business customers. The geographical coverage of the combined entity will be unparalleled in Australia and New Zealand," said Milliken .

"I am pleased to announce an agreement that we believe is in the best interest of all of our stakeholders," said Warren D. Feldberg, president and chief executive officer of US Office Products. "I would like to take this opportunity to thank our employees for their dedicated service and our customers for their loyalty to the Business Supplies Group. We know they will find Boise Cascade Office Products to be an excellent employer and supplier in the future."

Boise Cascade Office Products, a wholly owned subsidiary of Boise Cascade Corporation, is headquartered in Itasca, Illinois. BCOP is a premier global business-to-business distributor of office supplies, paper, furniture, technology products, and promotional products to business customers through its integrated facilities in the United States, Canada, and Australia. BCOP is also a leader in business-to-business E-commerce and anticipates a run rate of $800 million of E-commerce business by year-end 2000. BCOP reported revenues of US$3.4 billion in 1999.

Boise Cascade Corporation, headquartered in Boise, Idaho, is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. The company owns and manages more than 2  million acres of timberland in the United States. A leader in sustainable forestry, Boise Cascade uses third-party audits and an advisory council of independent experts in its Forest Stewardship Program to ensure the protection of wildlife, plants, soil, and air and water quality. Boise Cascade reported revenues of US$7.0 billion in 1999. Visit the Boise Cascade web site at "http://www.bc.com."